As of December 31, 2017, the following persons or entities now own more than 25% of a Funds' voting securities.

Person/Entity

VICTORY RS GLOBAL FUND
GERLACH NOMINEE AND CO LLC                43.0%

VICTORY SOPHUS EMERGING MARKETS SMALL CAP FUND
GUARDIAN LIFE INSURANCE                   64.1%

VICTORY RS PARTNERS FUND
NATIONAL FINANCIAL SERVICES LLC		  25.7%

VICTORY GLOBAL NATURAL RESOURCES FUND
NATIONAL FINANCIAL SERVICES LLC		  32.7%

VICTORY HIGH YIELD FUND
GUARDIAN LIFE INSURANCE			  55.9%

VICTORY FLOATING RATE FUND
MORGAN STANLEY				  27.6%


As of December 31, 2017, the following persons or entities no longer own more than 25% of a Funds' voting security.

Person/Entity


VICTORY SOPHUS CHINA FUND
GUARDIAN LIFE INSURANCE

VICTORY RS GLOBAL FUND
GUARDIAN LIFE INSURANCE

VICTORY RS SMALL CAP GROWTH FUND
WELLS FARGO CLEARING SERVICES, LLC